Exhibit 99.1

News Release

Contact:

Paul Chrisco, CFO

(812) 981-7375

FOR IMMEDIATE RELEASE

James E. Geisler Joins Board of Directors at Community Bank Shares of Indiana, Inc.

New Albany, Ind. (May 24, 2013) – Community Bank Shares of Indiana, Inc. announced today the appointment of James E. Geisler to the Company’s Board of Directors. Mr. Geisler is currently the Chief Operating Officer and Chief Financial Officer of CreoSalus, Inc., a life science company specializing in the development and manufacturing of finished drugs, fine chemicals, and human medical devices based in Louisville, Kentucky. He previously served as Co-Chief Financial Officer and Vice President Strategy and Development for United Technologies Corporation (NYSE:UTX), a global industrial company, from 2004 to 2009, and held positions, including Director – Financial Planning and Analysis, Director – Investor Relations, and Director, Corporate Strategy and Development, at UTX from 1993 to 2003.

“Mr. Geisler brings a great deal of financial expertise to our Board. His leadership skills and operational experience will further enhance our Board’s collective qualifications,” stated Community Bank Shares of Indiana, Inc. President and CEO James D. Rickard.

Mr. Geisler has been a director of the University of Kentucky Business Partnership Foundation since 2004 and is also a director of DynCorp International, a $4 billion government services provider. Mr. Geisler has extensive domestic and international financial, strategy and development, and operational experience. He is also involved with groups that provide seed capital to start-up companies. Through personal experience Mr. Geisler understands the financial and operational challenges of both small companies and global companies and the concerns of shareholders in both environments.

Mr. Geisler is a graduate of the University of Kentucky and Darden at the University of Virginia.